Exhibit 10.18

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

and

COMPANY

TANGIBLE PROPERTY LICENSE AGREEMENT

TABLE OF CONTENTS

R E C I T A L S	1
1. Definitions.	2
2. Grant of Rights.	6
3. COMPANY Diligence Obligations.	8
4. Royalties and Payment Terms.	8
5. Reports and Records.	11
6. Indemnification and Insurance.	12
7. No Representations or Warranties.	13
8. Assignment.	14
9. General Compliance with Laws	14
10. Termination.	15
11. Dispute Resolution.	16
12. Miscellaneous.	17
APPENDIX A	20

MASSACHUSETTS INSTITUTE OF TECHNOLOGY
TANGIBLE PROPERTY LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA  02139-4307 and MetaStat Biomedical, Inc. ("COMPANY"), a corporation organized and existing under the laws of the state of Delaware, with a principal place of business at 8 Hillside Avenue, Suite 207, Montclair, NJ 07042.

R E C I T A L S

WHEREAS, M.I.T. is the owner, in part, of certain TANGIBLE PROPERTY (as later defined herein) relating to M.I.T. Case Nos. 13667 “M.I.T. Case No. 13667, "Monoclonal Antibody Specific to Mena Protein", by Frank B. Gertler and Matthias Krause; 14789J “Antibodies specific to the MenalNV Isoform”, by Shannon K. Alford, John Condeelis, Frank B. Gertler, Douglas A. Lauffenburger and Maja Oktay and 15221 “M.I.T. Case No. 15221, "11a Isoform Specific Antibodies to Detect Mena11a", by Michele Balsamo and Frank B. Gertler, and has the right to grant licenses to the TANGIBLE PROPERTY; and

WHEREAS M.I.T. and COMPANY mutually desire to make TANGIBLE PROPERTY available to COMPANY in order to allow COMPANY to practice the technology defined by the PATENT RIGHTS and/or AGREEMENT PATENTS previously licensed under certain PATENT LICENSE AGREEMENTS (as later defined herein) in order to develop and commercialize specific diagnostic and therapeutic products

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the TANGIBLE PROPERTY so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license to the TANGIBLE PROPERTY upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1.  DEFINITIONS.

1.1  "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY, controls the COMPANY, or is under common control with the COMPANY.  For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities..

1.2  “AGREEMENT PATENTS” shall mean:

(a)	The United States and international patents associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (“PLA2”)
(b)	The United States and international patent applications and/or provisional applications associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (PLA2)
(c)
any patent applications resulting from the provisional applications associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (PLA2), and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (“PLA2”) and of such patent applications that result from the provisional applications associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (“PLA2”), to the extent the claims are directed to subject matter specifically described in the patent applications associated with PATENT LICENSE AGREEMENT 1 (“PLA1”) and/or PATENT LICENSE AGREEMENT 2 (“PLA2”), and the resulting patents

(d)	any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and
(e)
international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents

1.3  “CORPORATE PARTNER” shall mean any entity that is not a SUBLICENSEE

1.4 “CORPORATE PARTNER INCOME” shall mean any payments that COMPANY shall receive from a CORPORATE PARTNER

1.5 “DIAGNOSTIC FIELD” shall mean products and services for diagnostic use in humans

1.6 “FIELD” shall mean Diagnostic Field and Therapeutic Field (specifically excludes Research Tool Field)

1.7  "LICENSED PRODUCT" shall mean any product that embodies, contains, uses, is used or made through the use of, or was in whole or in part derived from the TANGIBLE PROPERTY

1.8  “LICENSED PROCESS” shall mean any process that uses a LICENSED PRODUCT

1.9  "LICENSED SERVICE" shall mean any provision of a service to a third party using LICENSED PRODUCT and/or LICENSED PROCESS on behalf of a third party.  For clarification, LICENSED SERVICES shall specifically include, without limitation, research discovery, development and/o testing activities in the FIELD, development of research kits in the FIELD (for example custom slide, reagent or assay development), screening of chemical and/or biological compounds for the identification of pharmaceutically active agents (including but not limited to screening of small molecules), target validation, preclinical testing services, or drug discovery.

1.10 “MATERIAL” shall mean MATERIAL A and MATERIAL B

1.11  “MATERIAL A” shall mean the specific biological and/or chemical materials discovered, conceived, purified or developed in the laboratory of Dr. Frank Gertler and which are identified in Appendix A to this Agreement

1.12  “MATERIAL B” shall mean the specific biological and/or chemical materials discovered, conceived, purified or developed in the laboratory of Dr. Frank Gertler and which are identified in Appendix A to this Agreement

1.13  “MODIFICATIONS” shall mean any material obtained by modification of the MATERIAL, PROGENY or UNMODIFIED DERIVATIVES created by COMPANY or an AFFILIATE including any material which contains/incorporates any portion of the MATERIAL, PROGENY or UNMODIFIED DERIVATIVES, or any substances which contain/incorporate the aforementioned modified MATERIAL, PROGENY or UNMODIFIED DERIVATIVES

1.14  "NET SALES" shall mean the gross amount billed by COMPANY, SUBLICENSEES and its AFFILIATES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:

 (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY or its AFFILIATES and on their respective payrolls, or for cost of collections.  NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS.  If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY or its AFFILIATES, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT  or LICENSED PROCESS.

Non-monetary consideration shall not be accepted by COMPANY or any AFFILIATE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.  In the event that non-monetary consideration is received for LICENSED PRODUCTS, NET SALES shall be calculated based on the fair market value of such non-monetary consideration (including all elements of such consideration), as determined by the parties in good faith.

1.15           “PATENT LICENSE AGREEMENTS” shall mean the contractual agreements as defined in Appendix B

1.16  “PATENT RIGHTS” shall mean The United States and international patents associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (“PLA4”)

(a)	The United States and international patent applications and/or provisional applications associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (PLA4)

(b)
any patent applications resulting from the provisional applications associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (PLA4), and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (“PLA4”) and of such patent applications that result from the provisional applications associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (“PLA4”), to the extent the claims are directed to subject matter specifically described in the patent applications associated with PATENT LICENSE AGREEMENT 3 (“PLA3”) and/or PATENT LICENSE AGREEMENT 4 (“PLA4”), and the resulting patents

(c)	any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and
(d)
international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents

1.17           “PROGENY” shall mean unmodified descendants from the TANGIBLE PROPERTY, such as virus from virus, cell from cell, or organism from organism.

1.18  "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.19  “RESEARCH TOOL FIELD” shall mean research reagents for research only.  Specifically, RESEARCH TOOL FIELD excludes use in humans, or for diagnostics or therapeutic use

1.20  “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY

1.21  “SUBLICENSEE INCOME” shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY, including without limitation license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding royalties on NET SALES

1.22 “TANGIBLE PROPERTY” shall mean MATERIAL, PROGENY, UNMODIFIED DERIVATIVES, and MODIFICATIONS.

1.23 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect in perpetuity unless sooner terminated in accordance with the provisions of this Agreement.

1.24  "TERRITORY" shall mean worldwide.

1.25  “THERAPEUTIC FIELD” shall mean products and services for therapeutic use in humans

1.26  “UNMODIFIED DERIVATIVES” shall mean substances created by the COMPANY which constitute an unmodified functional subunit or product expressed by the MATERIAL or PROGENY. Some examples include: subclones of unmodified cell lines, purified or fractionated subsets of the MATERIAL, proteins expressed by DNA/RNA supplied by M.I.T., or monoclonal antibodies secreted by a hybridoma cell line.

2.  GRANT OF RIGHTS.

2.1  License Grants.  Subject to the terms of this Agreement, including the Retained Rights in Section 2.5 below, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the rights in the TANGIBLE PROPERTY to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY and to perform LICENSED SERVICES in the FIELD in the TERRITORY.

2.2  License Grant to MATERIAL A.  The license grant in Section 2.3 above only applies to TANGIBLE PROPERTY derived from MATERIAL A after termination of PLA1.  Prior to termination of PLA1, the terms and conditions for the use of MATERIAL A shall be governed by PLA1.

2.3  No Transfer to Third Parties.  COMPANY agrees not to transfer the TANGIBLE PROPERTY to third parties other than AFFILIATES or SUBLICENSEES.

2.4  Sublicensees.  COMPANY shall have the right to grant a SUBLICENSE to TANGIBLE PROPERTY subject to a concurrent grant of rights under any one of the PATENT LICENSE AGREEMENTS.  COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD.  Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD.  COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement.  COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against M.I.T. or assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena) then COMPANY may terminate the sublicense.  COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement.  Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T.  M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions

2.5  Retained Ownership in MATERIAL.  M.I.T. retains ownership of all MATERIAL, PROGENY of the MATERIAL, MODIFICATIONS of the MATERIAL, and MODIFICATIONS of PROGENY of the MATERIAL.

2.6  Research and Educational Use.  M.I.T. retains the right on behalf of itself and all other non-profit research institutes to use the MATERIAL, PROGENY, and UNMODIFIED DERIVATIVES for research, teaching, and educational purposes, including in corporate sponsored research projects.  In addition, M.I.T. retains the unrestricted right to distribute MATERIAL, PROGENY, and UNMODIFIED DERIVATIVES to academic and not-for-profit research institutes for their research, teaching and educational purposes, including in corporate sponsored research projects.  M.I.T. retains the right to grant non-exclusive licenses to the MATERIAL, PROGENY, and UNMODIFIED DERIVATIVES without any rights accruing to COMPANY.

2.7  No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the TANGIBLE PROPERTY.

2.8  Transfer of Material. When MATERIAL has been properly validated at MIT or a third party contractor, M.I.T. shall transfer, or authorize transfer, of MATERIAL to COMPANY within thirty (30) days of such validation.  If necessary, COMPANY shall provide to M.I.T. a shipping account number to which M.I.T. and its scientists may charge the shipping costs of the MATERIALS to COMPANY.

3.  COMPANY DILIGENCE OBLIGATIONS.

3.1  Diligence Requirements.  COMPANY shall use diligent efforts and shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES, and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market, and to perform LICENSED SERVICES.  Thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS reasonably available to the public.  Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

(a)
Within three (3) months of the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, or develop a LICENSED SERVICE, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b)
 Within sixty (60) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, or provide a LICENSED SERVICE.  The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c)
On the one (1) year anniversary of the EFFECTIVE DATE, COMPANY shall permit an in-plant inspection by M.I.T. and thereafter permit in-plant inspections by M.I.T. at regular intervals with at least twelve (12) months between each such inspection.

(d)
Achieve milestones as outlined in any of the PATENT LICENSE AGREEMENTS.  Failure to achieve a milestone under a PATENT LICENSE AGREEMENT that incorporates/requires the TANGIBLE PROPERTY shall be considered a failed milestone under this Agreement.

In the event that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section, then M.I.T. may treat such failure as a material breach in accordance with Section 10.3(b).

4.  ROYALTIES AND PAYMENT TERMS.

4.1  Consideration for Grant of Rights.

(a)           License Issue Fee.  COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of Ten thousand dollars ($10,000.00). This payment is nonrefundable.

(b)            License Maintenance Fees.  COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

January 1, 2015                                                      $   5,000
January 1, 2016                                                      $  10,000
January 1, 2017                                                      $  15,000
January 1, 2018                                                      $  15,000
Each January 1 of every year
thereafter                                                               $  20,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any.  License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c)            Running Royalties for Licensed Products and Licensed Services.  COMPANY shall pay to M.I.T. a running royalty of One-and-a- half percent (1.5%) of NET SALES of LICENSED PRODUCTS or use of LICENSED PROCESS by COMPANY and AFFILIATES.  Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(d)           Running Royalties for Licensed Services.  COMPANY shall pay to M.I.T a running royalty of One-and-a-half percent (1.5%) of the gross revenue from the sale of LICENSED SERVICES.  Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(e) For Section 4.1(c) and 4.1(d) above, Royalties on NET SALES shall not be due under this Agreement if royalties on sales of a licensed product, process or service is due under a Patent License Agreement with COMPANY, AFFILIATE or SUBLICENSEE.  For the purposes of clarity, royalties on NET SALES shall be due under this Agreement for any Licensed Product, Licensed Process or Licensed Service in any country for which there are no pending or issued Patent Rights/Agreement Patents as defined in each Patent License Agreement.  Additionally, royalties on NET SALES shall be due under this Agreement in the Territory for any Licensed Product, Licensed Process or Licensed Service where Patent Rights/Agreement Patents, as defined in each Patent License Agreement, expire, become abandoned or otherwise fail to issue.  Royalties on NET SALES under this Agreement shall be due only when there are not royalties due under any Patent License Agreement

(f) Sharing of Sublicense Income.  COMPANY shall pay M.I.T. a total of Twenty percent (20%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES.  Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD

(g) Sharing of Corporate Partner Income. COMPANY shall pay M.I.T. a total of Twenty percent (20%) of all CORPORATE PARTNER INCOME received by COMPANY or AFFILIATES.  Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD

4.2  Payments.

(a)            Method of Payment.  All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 12.1.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)           Payments in U.S. Dollars.  All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD.  Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c)           Late Payments.  Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the date payment is due.

5.  REPORTS AND RECORDS.

5.1  Frequency of Reports.

(a)           Before First Commercial Sale.  Prior to the first commercial sale of any LICENSED PRODUCT, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

(b)           Upon First Commercial Sale of a LICENSED PRODUCT.  COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT within sixty (60) days of occurrence in each country.

(c)           After First Commercial Sale.  After the first commercial sale of a LICENSED PRODUCT, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2  Content of Reports and Payments.  In addition to the requirements described in Section 3.1(a) and 3.1(b), each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) the number of LICENSED PRODUCTS sold by COMPANY and its AFFILIATES to independent third parties in each country;

(ii) the gross price charged by COMPANY and its AFFILIATES for each LICENSED PRODUCT in each country;

(iii) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions; and

(iv) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3  Records.  COMPANY shall maintain, and shall cause its AFFILIATES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement.  The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement.  In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

6.  INDEMNIFICATION AND INSURANCE.

6.1  Indemnification.

(a)           Indemnity.  COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY under this Agreement or any breach of this Agreement by COMPANY.

(b)           Procedures.  The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim.  The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.  COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

6.2  Insurance.  COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 6.1(a) above.  Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions.  In the alternative, COMPANY may self-insure subject to prior approval of M.I.T.  COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section.  COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE continues to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement, and thereafter for a period of five (5) years.

7.  NO REPRESENTATIONS OR WARRANTIES.

M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE TANGIBLE PROPERTY AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation that the exploitation of the TANGIBLE PROPERTY will not infringe any patents or other intellectual property rights of M.I.T or of a third party.

IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

8.  ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T., which consent shall not be unreasonably withheld.  M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY upon a purchase of a majority of COMPANY's outstanding voting securities in a single transaction by a third party without M.I.T.'s prior written consent, provided, however, that (i) COMPANY shall deliver written notice to M.I.T. within fifteen (15) days of any such proposed assignment, such notice to include the assignee’s contact information, (ii) this Agreement shall immediately terminate if the proposed assignee fails to agree in writing to M.I.T. to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment, and (iii) COMPANY (or any AFFILIATES) is not in default of any of its obligations under this Agreement (including without limitation payment of any amounts due under this Agreement) at the time of such proposed assignment.

9.  GENERAL COMPLIANCE WITH LAWS.

9.1  Compliance with Laws.  COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS.

9.2  Export Control.  COMPANY and its AFFILIATES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

9.3 Non-Use of M.I.T. Name.  COMPANY and its AFFILIATES and SUBLIENSEES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T, which consent M.I.T. may withhold in its sole discretion.  The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state in documents required by regulating agencies that it is licensed by M.I.T. to use the TANGIBLE PROPERTY in the FIELD.

10.  TERMINATION.

10.1  Voluntary Termination by COMPANY.  COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

10.2  Cessation of Business.  If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

10.3  Termination for Default.

(a)           Nonpayment.  In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b)           Material Breach.  In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 10.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

10.4  Effect of Termination.

(a)           Survival.  The following provisions shall survive the expiration or termination of this Agreement:

▪	Article 1 (“Definitions”);
▪	Article 6 (“Indemnification and Insurance”);
▪	Article 7 (“No Representations or Warranties”);
▪	Article 11 (“Dispute Resolution”);
▪	Article 12 (“Miscellaneous”);
▪	Section 5.2 (“Content of Reports and Payments”);
▪	Section 5.3 (“Records”);
▪	Section 9.1 (“Compliance With Laws”);
▪	Section 9.2 (“Export Control”); and
▪	Section 10.4 (“Effect of Termination”).

(b)           Pre-termination Obligations.  In no event shall termination of this Agreement release COMPANY or its AFFILIATES from the obligation to pay any amounts that became due on or before the effective date of termination.

(c)           Destruction of TANGIBLE PROPERTY. Upon termination, COMPANY and its AFFILIATES shall immediately destroy the TANGIBLE PROPERTY and destruction shall be confirmed to M.I.T. in writing within ten (10) days of the effective date of termination.

11.  DISPUTE RESOLUTION.

11.1  Mandatory Procedures.  The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

11.2  Equitable Remedies.  Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

11.3  Dispute Resolution Procedures.

(a)           Mediation.  In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b)           Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

11.4  Performance to Continue.  Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations.  Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Article 4 of this Agreement.

11.5  Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 11.3(a) are pending.  The parties shall cooperate in taking any actions necessary to achieve this result.

12.  MISCELLANEOUS.

12.1  Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T.:            Massachusetts Institute of Technology
Technology Licensing Office, Rm NE18-501
One Cambridge Center, Kendall Square
Cambridge, MA  02142
Attention:  Director
Tel:           617-________
Fax:           617-________

If to COMPANY:
MetaStat Biomedical, Inc.
8 Hillside Avenue, Suite 207
Montclair, NJ 07042
Attention: Warren C. Lau, President
Tel: (832) 758-7488
Fax: ____________________________

If, to COMPANY, notices regarding financial matters, including invoices:

Warren C. Lau, President
8 Hillside Avenue, Suite 207
Tel: (832) 758-7488
Fax: _______________________
Email: warren@metastat.com

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

12.2  Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles.

12.3  Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.4  Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.5  Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

12.6  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

12.7  Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

12.8  Conflict with other License Agreements. The parties recognize and acknowledge that this Agreement relates to the PATENT LICENSE AGREEMENTS currently existing between the parties.  Should there be any conflict between the parties, except as described in Section 2.2, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is June 2, 2014

MASSACHUSETTS INSTITUTE OF                                                                           METASTAT BIOMEDICAL
TECHNOLOGY

By: /s/ Lita Nelsen                          By: /s/ Warren Lau
Name: Lita Nelsen                          Name: Warren Lau
Title: Director, Technology Licensing Office                Title: President

APPENDIX A

MATERIAL

MATERIAL A:

1.	M.I.T. Case No. 13667, "Monoclonal Antibody Specific to Mena Protein", by Frank B. Gertler and Matthias Krause

MATERIAL B:

1.	M.I.T. Case No. 14789J, "Monoclonal Antibodies Specific to the MenalNV Isoform", by Shannon K. Alford, John Condeelis, Frank B. Gertler, Douglas A. Lauffenburger and Maja Oktay

2.	M.I.T. Case No. 15221, "11a Isoform Specific Polyclonal Antibodies to Detect Mena11a", by Michele Balsamo and Frank B. Gertler

Appendix B – Patent License Agreements

Patent License Agreements	Effective Date	Parties to the Patent License Agreement	MIT Cases included in Patent License Agreement	Field of Use	Patent Rights defined in Patent License Agreement
Patent License Agreement 1 (“PLA1”)	August 26, 2010	M.I.T.; Albert Einstein College of Medicine; Cornell University; IFO (Italy); MetaStat, Inc.	12638J 13667 14058J	Products and services for diagnostic and therapeutic use
1.  "Metastasis Specific Splice Variants Of Mena And Uses Thereof In Diagnosis, Prognosis And Treatment Of Tumors" by John Condeelis, Frank B. Gertler, Sumanta Goswami and Paola Nistico
a. Canada Serial No. 2676179, Filed January 31, 2008
b. European Patent Convention Serial No. 08713370.8, Filed January 31, 2008
c. United States of America Patent No. 8603738, Issued December 10, 2013
d. United States of America Serial No. 14/074089, Filed November 7, 2013
2. "Tumor Microenvironment Of Metastasis (Tmem) And Uses Thereof In Diagnosis, Prognosis And Treatment Of Tumors" by John Condeelis, Frank B. Gertler, Joan Jones and Thomas Rohan
a. United States of America Serial No. 12/804779, Filed July 29, 2010

Patent License Agreement 2 (“PLA2”)	July 1, 2012	M.I.T.; Albert Einstein College of Medicine; MetaStat, Inc.	13807J	Products and services for diagnostic and therapeutic use
1. "Methods For Determining Agents Targeting Mena Isoforms And Uses Thereof For Diagnosis And Treatment Of Metastatic Tumors" by John Condeelis and Frank B. Gertler
a. Canada Serial No. 2788456, Filed January 19, 2011
b. European Patent Convention Serial No. 11737389.4, Filed January 19, 2011
c. United States of America Serial No. 13/575359, Filed September 14, 2012

Patent License Agreement 3 (“PLA3”)	December 6, 2013	M.I.T.; Albert Einstein College of Medicine; MetaStat Biomedical, Inc.	14171J	Diagnosis and/or prognosis of cancer, and/or for the medical management of cancer
1. "Alternatively Spliced mRNA Isoforms As Prognostic Indicators For Metastatic Cancer" by Christopher B. Burge, Wu Albert. Cheng, John Condeelis, Frank B. Gertler, Maja Oktay and Irina M. Shapiro
a. European Patent Convention Serial No. 12749944.0, Filed February 24, 2012
b. Singapore Serial No. 201306378-9, Filed February 24, 2012
c. United States of America Serial No. 14/000995, Filed November 4, 2013

Patent License Agreement 4 (“PLA4”)	December 6, 2013	M.I.T.; Albert Einstein College of Medicine; MetaStat Biomedical, Inc.	14171J	Use or intended use in the treatment and/or prevention of cancer in humans
1. "Alternatively Spliced mRNA Isoforms As Prognostic Indicators For Metastatic Cancer" by Christopher B. Burge, Wu Albert. Cheng, John Condeelis, Frank B. Gertler, Maja Oktay and Irina M. Shapiro
a. European Patent Convention Serial No. 12749944.0, Filed February 24, 2012
b. Singapore Serial No. 201306378-9, Filed February 24, 2012
c. United States of America Serial No. 14/000995, Filed November 4, 2013